Exhibit 99.1
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 24, 2019, is entered into by and among Constantia Flexibles Holding GmbH (the “Covered Shareholder”), W/S Packaging Holdings, Inc., a Delaware corporation (“Parent”), and Monarch Merger Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent (“Sub”). The Covered Shareholder, Parent and Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).
RECITALS
A.    The Covered Shareholder is, as of the date hereof, a shareholder of Multi-Color Corporation, an Ohio corporation (the “Company”).
B.    Concurrently with the execution and delivery of this Agreement, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended and in effect as of the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.
C.    In connection with the Merger Agreement, Parent and Sub entered into the following agreement (the “Existing Support Agreement”) with certain shareholders of the Company, pursuant to which, upon the terms and subject to the conditions set forth in such respective Existing Support Agreement, such shareholders have agreed to vote their respective shares of capital stock of the Company in favor of approval and adoption of the Merger Agreement and/or to otherwise support the consummation of the transactions contemplated by the Merger Agreement: Voting and Support Agreement, dated as of the date hereof, by and among Parent, Sub, Diamond Castle Partners 2014, L.P. and DCP 2014 Deal Leaders Fund, L.P.
D.          As of the date hereof, the Existing Shares (as defined herein) set forth opposite the Covered Shareholder’s name on Schedule 1(a) attached hereto are beneficially owned by the Covered Shareholder.
E.    As a condition and inducement to the willingness of Parent and Sub to enter into the Merger Agreement, the Covered Shareholder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.          Agreement to Vote.
(a)          During the Term (as defined herein), at any duly called meeting of the shareholders of the Company (the “Shareholders”), including the Company Shareholder Meeting, including at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought, including under any written consent of the Shareholders, the Covered Shareholder shall:  (i)  vote (or cause to be voted) or otherwise cause to be counted as present thereat all of its Covered Shares as of the applicable record date, so that all of such Covered Shares are duly counted for purposes of determining whether a quorum is present; and (ii) vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) all of its Covered Shares as of the applicable record date (A) in favor of the approval and adoption of the Merger Agreement and the Transactions, (B) in favor of any proposal to adjourn or postpone such meeting of the Shareholders to a later date if recommended by the Company, including if there are not sufficient votes to approve and adopt the Merger Agreement and (C) against (1) any action or proposal in favor of a Competing Proposal (without regard to the terms of such Competing Proposal), in the case of this clause (1), (2) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (3) any proposal, action or agreement that would prevent or materially delay the consummation of the Merger and the other Transactions.  The Covered Shareholder shall not commit or agree to take any action the primary purpose of which is to evade the foregoing obligations.
(b)          Notwithstanding anything to the contrary contained in this Agreement but subject to the provisions of Section 1(a) of this Agreement, the Covered Shareholder shall at all times retain the right to vote the Covered Shares in the Covered Shareholder’s sole and absolute discretion, and without any limitation, on any matters that are at any time or from time to time presented for consideration to the Company’s shareholders.
2.          No Transfers.
(a)          The Covered Shareholder hereby agrees, during the Term, not to, (i) sell, transfer, pledge, encumber (other than Permitted Liens (as hereinafter defined)), assign or otherwise dispose of (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), or enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any or all of its Covered Shares (any such action, a “Transfer”), (ii) grant any proxies or powers of attorney with respect to its Covered Shares, deposit any such Covered Shares into a voting trust or enter into a voting agreement with respect to any such Covered Shares, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1(a) of this Agreement or (iii) commit or agree to take any of the foregoing actions during the Term.

(b)          Notwithstanding Section 2(a) hereof, the Covered Shareholder may make Transfers of Covered Shares (i) by will, (ii) by operation of Law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations, (v) to any of its affiliates, (vi) to fund a tax liability arising from the exercise or vesting of any equity incentives in the Company held by the Covered Shareholder, including any withholding obligations, or to effect any net settlement, or to pay the exercise price in respect, of any such equity incentives, (vii) with Parent’s prior written consent, (viii) to any person who agrees in writing (the form and substance of which is reasonably acceptable to Parent) to be bound by the terms and conditions of this Agreement, or (ix) after the receipt of the Company Shareholder Approval, provided that (I) in the case of clause (v), the existing Covered Shareholder shall be responsible for any failure of such transferee to comply with the terms and conditions of this Agreement, and (II) in each of the cases in clause (i)-(vii), (A) the Covered Shares shall continue to be bound by this Agreement, and (B) each transferee agrees in writing to be bound by the terms and conditions of this Agreement by executing and delivering to Parent a joinder, substantially in the form attached as Exhibit A hereto.  For the avoidance of doubt, if the Covered Shareholder is not an individual, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in the Covered Shareholder.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Covered Shareholder may Transfer, or enter into any contract with respect to any Transfer of, all or any portion of the Covered Shares at any time after the Company Shareholder Approval shall have been obtained, and, if as a result of such Transfer the Covered Shareholder ceases to be the record or beneficial owner of such Covered Shares, the Covered Shareholder shall have no obligations pursuant to this Agreement with respect to such Covered Shares; provided, that, notwithstanding any such Transfer, the Covered Shareholder’s obligations pursuant to Section 4(b) and Section 4(d) shall survive in accordance with their respective terms for the duration of the Term.
(c)          Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 2 shall be null and void.
(d)          Subject to Section 3, the Covered Shareholder hereby agrees that the Covered Shareholder shall not, and shall cause its controlled affiliates, and shall use reasonable best efforts to cause its representatives and agents (including its investment bankers, attorneys and accountants) (collectively, including the Covered Shareholder’s controlled affiliates, its “Representatives”) not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, enter into any agreement with, or otherwise take any other action to assist or facilitate, any person (other than Parent or Sub or any of their respective Representatives) relating to any Competing Proposal.  The Covered Shareholder shall immediately cease any existing discussions or negotiations conducted heretofore by the Covered Shareholder with respect to any Competing Proposal.  The Covered Shareholder shall promptly communicate to Parent the terms of any Competing Proposal (or any discussion, negotiation or inquiry with respect thereto) directed to or involving the Covered Shareholder solely in its capacity as a stockholder of the Company and not as a director or officer of the Company, including the identity of the person making such Competing Proposal or inquiry which it may receive.  Any willful violation of the foregoing restrictions by the Covered Shareholder or any of its Representatives shall be deemed to be a material breach of this Agreement by the Covered Shareholder.

3.          No Limitations on Actions.  Parent and Sub hereby expressly acknowledge that the Covered Shareholder is entering into this Agreement solely in its capacity as the beneficial owner of the Covered Shares and not in any other capacity and that this Agreement is not intended, nor shall it be construed, to prohibit, limit, restrict or affect in any respect any actions taken, or required to be taken, by the Covered Shareholder or any of its or its affiliates’ respective representatives, affiliates, trustees, beneficiaries, settlors, employees or designees, in each case in any such other capacity, including, if applicable, as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by any of the foregoing persons in such other capacity, including, if applicable, as a director or officer of the Company, shall not be deemed to be a breach of this Agreement; provided, that for the avoidance of doubt, the foregoing provisions of this Section 3 shall not apply to any act by or on behalf of the Covered Shareholder that, without giving effect to this Section 3, would violate Section 1(a), Section 2 or Section 4 hereof.
4.          Additional Agreements.
(a)          Certain Events.    In the event of any stock dividend, subdivision, reclassification, recapitalization, reorganization, merger, stock split (including a reverse stock split), split-up, distribution, combination, exchange of shares, readjustment or other similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 8(l) of this Agreement) by the Covered Shareholder (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by the Covered Shareholder; provided, that nothing in this Section 4(a) shall be construed to permit or require the Covered Shareholder to take any action that is otherwise prohibited by any other provision of this Agreement.
(b)          Commencement or Participation in Actions.    The Covered Shareholder hereby agrees not to commence or join in as a plaintiff or a member of a class, and to take all actions necessary to opt out of, any class in any class action with respect to, any Proceeding (derivative or otherwise) (i) against Parent, Sub, the Company or any of their respective successors or their respective directors or officers (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement; provided, however, that for the avoidance of doubt nothing contained in this clause (A) is intended to, nor shall it, limit or restrict in any respect the ability of the Covered Shareholder or any of its affiliates to commence or join as a plaintiff or member of a class (or otherwise) any Proceeding with respect to any breach (actual, alleged or threatened) by Parent or Sub of this Agreement or the Merger Agreement or any other agreement, document or instrument executed or delivered in connection therewith, (B) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby, or (C) seeking to exercise any statutory rights (including under Section 1701.85 of the OGCL) to require payment of fair cash value of their Covered Shares that may arise in connection with the Merger or the Merger Agreement or (ii) otherwise brought by shareholders of the Company against the Company or its directors or officers arising out of or relating to the Transactions; provided, however, that for the avoidance of doubt nothing contained in this clause (ii) is intended to, nor shall it, limit or restrict in any respect the ability of the Covered Shareholder or any of its affiliates to commence or join as a plaintiff or member of a class (or otherwise) any Proceeding with respect to any breach (actual, alleged or threatened) by Parent or Sub of this Agreement or the Merger Agreement or any other agreement, document or instrument executed or delivered in connection therewith.

(c)          Rights of Dissent.    The Covered Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights to dissent from the Merger or rights to require payment of fair cash value of their Covered Shares from the Merger that it may have with respect to the Covered Shares.
(d)          Publication and Disclosure.    Except as required by applicable Law (including without limitation the filing of a Schedule 13D or Schedule 13G or amendment thereto, as applicable, with the SEC which may include this Agreement as an exhibit thereto), the Covered Shareholder shall not, directly or indirectly, make any public announcement regarding this Agreement and the transactions contemplated hereby or with respect to the business or affairs of the Company, Parent or Sub, including the Merger Agreement and the Transactions, without the prior written consent of Parent; provided, however, that such consent shall not be required to the extent that any such announcement is consistent with the prior public announcements made by Parent or the Company in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.  During the Term, (a) the Covered Shareholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary or advisable in connection with the Merger and the Transactions, a copy of this Agreement, the Covered Shareholder’s identity and ownership of the Covered Shares and the nature of the Covered Shareholder’s commitments and obligations under this Agreement; and (b) Parent shall permit and hereby authorizes the Covered Shareholder and its affiliates, to the extent the Covered Shareholder or such affiliates are required to do so by applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to the Covered Shareholder’s Schedule 13D, as applicable), and any press release or other disclosure document in connection with the Merger and the Transactions, a copy of this Agreement, Parent’s identity and the nature of the Covered Shareholder’s commitments and obligations under this Agreement.
(e)          New Support Agreements.  In the event that, at any time during the Term, Parent, Sub or any of their respective affiliates enters into any agreement with any shareholder of the Company relating to the Merger Agreement or the Transactions (any such agreement, a “New Support Agreement” and, together with the Existing Support Agreements, the “Support Agreements”), other than this Agreement or any Existing Support Agreement, not more than three Business Days after entry into such New Support Agreement, Parent shall notify the Covered Shareholder thereof in writing, which notice shall be accompanied by a fully executed copy of such New Support Agreement (unless such New Support Agreement has already been filed with the SEC).
(f)          Additional Owned Shares.  The Covered Shareholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

5.          Representations and Warranties of the Covered Shareholder.    The Covered Shareholder represents and warrants, as of the date hereof, to Parent and Sub as to itself as follows:
(a)          Title.    The Covered Shareholder owns of record or beneficially its Existing Shares (as set forth opposite its name on Schedule 1(a) attached hereto). The Existing Shares set forth opposite the Covered Shareholder’s name on Schedule 1(a) attached hereto constitute all of the Shares owned of record or beneficially by it on the date hereof. The Covered Shareholder has voting power with respect to all of its Covered Shares, and none of its Covered Shares are subject to any voting trust, proxy, voting restriction, adverse claim or other arrangement with respect to the voting of such Covered Shares, except as contemplated by this Agreement or as disclosed in Schedule 5(a) attached hereto. Except as permitted or required by this Agreement and except as disclosed in Schedule 5(a) attached hereto, the Covered Shares of the Covered Shareholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement and except for any such Lien disclosed on Schedule 5(a) (collectively, “Permitted Liens”)).
(b)          Organization and Qualification.    If the Covered Shareholder is not an individual, the Covered Shareholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.
(c)          Authority.    If the Covered Shareholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby, and if the Covered Shareholder is not an individual, it has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of its obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of the Covered Shareholder, or its board of directors or managers, general partner or other entity, governing body or person, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
(d)          Due Execution and Delivery.    This Agreement has been duly and validly executed and delivered by, or on behalf of, the Covered Shareholder and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, constitutes a legal, valid and binding obligation of the Covered Shareholder, enforceable against the Covered Shareholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.  If the Covered Shareholder is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Covered Shareholder’s spouse, enforceable against the Covered Shareholder’s spouse in accordance with its terms.

(e)          No Conflicts.    The execution and delivery of this Agreement by the Covered Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance by the Covered Shareholder with the provisions hereof will not, (i) conflict with, violate, result in a breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any Laws, Contracts, agreements, judgments, orders, writs, injunctions, decrees or awards of any court, administrative agency or other Governmental Entity, in each case,  binding upon the Covered Shareholder or its Covered Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by the Covered Shareholder or any of its affiliates required by the rules and regulations promulgated under the Exchange Act, or (ii) if the Covered Shareholder is not a natural person, conflict with the Covered Shareholder’s certificate of incorporation, bylaws, trust agreement or other organizational documents, except in the case of the immediately preceding clauses (i) and (ii), as would not impact its ability to perform or comply with its obligations under this Agreement in any material respect.
(f)          Receipt; Reliance.  The Covered Shareholder has received and reviewed a copy of the Merger Agreement as in effect on the date hereof.  The Covered Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon the Covered Shareholder’s execution, delivery and performance of this Agreement.
(g)          No Litigation.  There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Covered Shareholder, threatened in writing against the Covered Shareholder at law or in equity before or by any Governmental Entity that would reasonably be expected to prevent or materially interfere with the ability of the Covered Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby.
(h)          No Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Covered Shareholder in his capacity as the Covered Shareholder.
6.          Representations and Warranties of Parent and Sub.    Parent and Sub jointly and severally represent and warrant to the Covered Shareholder as follows:
(a)          Organization and Qualification.    Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Sub is duly organized, validly existing and in good standing under the Laws of the State of Ohio. All of the issued and outstanding capital stock of Sub is owned directly by Parent.
(b)          Authority.    Parent and Sub each have the requisite power and authority and each have taken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Sub or either of its board of directors or managers, general partner or other entity, governing body or person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)          Due Execution and Delivery.    This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.
(d)          No Conflicts.    The execution and delivery of this Agreement by Parent and Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon Parent or Sub, nor require any authorization, consent or approval of, or filing with any Governmental Entity, except in each case for filings with the SEC by Parent or Sub required by the rules and regulations promulgated under the Exchange Act or as would not impact Parent’s or Sub’s ability to perform or comply with its obligations under this Agreement in any material respect.
(e)          No Other Support Agreements.  Other than this Agreement and the Existing Support Agreements, as of the date hereof, none of Parent, Sub or any of their respective affiliates is a party to any agreement with any shareholder of the Company relating to the Merger Agreement or the Transactions.
7.          Termination.
(a)          Term.    The term of this Agreement (“Term”) and all rights and obligations of the Parties hereunder shall commence on the date hereof and shall automatically, and without any further act or deed, immediately terminate and expire upon the earliest of, (i) the mutual written agreement of the Parties; (ii) the Effective Time; (iii) the entry into, or effectiveness of, any amendment to or modification of, or the grant of any waiver of, any provision of the Merger Agreement that (x) would reduce, or alter the form of, the Merger Consideration, (y) would have the effect of adding any conditions precedent (in Section 6.01 or Section 6.02 of the Merger Agreement or otherwise) to the consummation of the Merger, the Closing or the Effective Time, or (z) would, or would reasonably be expected to, reduce the Covered Shareholder’s rights, or increase the Covered Shareholder’s obligations or liabilities, hereunder (including, without limitation, by modifying any capitalized term used herein that is defined by reference to the Merger Agreement, in a manner adverse to the Covered Shareholder), in the case of each of the foregoing clauses (x), (y) and (z), without the prior written consent of the Covered Shareholder; (iv) the termination of the Merger Agreement pursuant to the terms therein; (v) the Company Board making a Change of Company Recommendation pursuant to Section 5.03(d) or Section 5.03(e) of the Merger Agreement; (vi) any termination of any Support Agreement; and (vii) the Outside Date.
(b)          Survival of Certain Provisions.  In the event of termination of this Agreement pursuant to Section 7(a), this Agreement shall become void and of no further force or effect with no liability on the part of any Party hereto; provided, however, (i) no such termination shall relieve any Party from any liability for (A) any willful breach of this Agreement by such Party or (B) fraud on the part of such Party, in each case occurring prior to such termination, and (ii) the provisions of this Article 7 and Article 8 shall survive any such termination.

8.          Miscellaneous.
(a)          Notices.    Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Sub, to:
W/S Packaging Holdings, Inc.
c/o Platinum Equity Advisors, LLC
1 Greenwich Office Park
North Building, Floor 2
Greenwich, CT 06831
Attention:  Jason Price
E-mail: JPrice@platinumequity.com
and
Platinum Equity Capital Partners IV, L.P.
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210
Attention:  Kris Agarwal
Email: KAgarwal@platinumequity.com
with a copy (which will not constitute notice but will be required for proper notice to be given) to:
Latham & Watkins LLP
555 11th Street, N.W.
Suite 1000
Washington, DC 20004
Attention:  David I. Brown, Marc A. Granger
Email: David.Brown@lw.com, Marc.Granger@lw.com

If to the Covered Shareholder:
Constantia Flexibles Holding GmbH
Rivergate, Handelskai 92
A-1200 Vienna, Austria
Fax:  +43 1 888 56 40 91600 or 91220
Attention: Alexander Baumgartner, Martin Schneeweiss
Email:  Alexander.Baumgartner@cflex.com, Martin.Schneeweiss@cflex.com with a copy (which will not constitute notice but will be required for proper notice to be given) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Fax:  (212) 728-8111
Attention:  Mark Getachew
Email:  mgetachew@willkie.com
or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will be effective solely as to such notified Party if in writing and only on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement, except to the extent that such other Party is actually prejudiced by such failure to give notice.
(b)          Interpretation.
(i)          When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. A day means a calendar day, unless specified as a Business Day. Except as otherwise expressly provided elsewhere in this Agreement, for any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii)          The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)          Counterparts.    This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.
(d)          Entire Agreement; Third Party-Beneficiaries.    This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.
(e)          Amendment.    This Agreement may not be amended or modified, except by an instrument in writing signed on behalf of each of the Parties.
(f)          Extension; Waiver.    Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
(g)          Governing Law; Jurisdiction, Enforcement.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party hereto or its successors or permitted assigns, will be brought and determined exclusively in the Delaware Court of Chancery or any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8(g), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h)          Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(h).
(i)          Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by sale of stock, operation of law, in connection with a merger or sale of substantially all of the assets, or otherwise) without the prior written consent of the other Parties, and any attempt to do so will be null and void; provided, however, that Parent may assign its rights and obligations hereunder to Sub or any other Subsidiary of Parent so long as such assignment does not result in any greater liability than any Covered Shareholder would otherwise have had; provided, further, that no such assignment of this Agreement or of any rights or obligations hereunder shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.
(j)          Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as to be enforceable.
(k)          No Ownership Interest.    Nothing contained in this Agreement shall be deemed, upon execution or otherwise, to vest in Parent or Sub or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Covered Shareholder, and none of Parent, Sub or any other person shall have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or the Covered Shareholder or exercise any power or authority to direct the Covered Shareholder in the voting or disposition of, or otherwise with respect to, any of the Covered Shares, except as otherwise expressly specifically provided herein.  Without limiting the foregoing, neither the Covered Shareholder nor Parent, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with Parent or any other shareholder of the Company.

(l)          Certain Definitions.  In addition to the terms defined elsewhere herein (or in the Merger Agreement), as used herein, the following terms shall have the respective meanings set forth below:
“Additional Owned Shares” means, with respect to the Covered Shareholder, all Shares that are owned of record or beneficially by the Covered Shareholder and acquired after the date hereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or warrants or the conversion of any convertible securities or otherwise).
“affiliate” has the meaning set forth in the Merger Agreement; provided, however, that, for purposes of this Agreement, none of the Company or the Company Subsidiaries (or any of their respective officers or directors) shall constitute an affiliate of the Covered Shareholder.
“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
“Covered Shares” means, with respect to the Covered Shareholder, the Existing Shares and Additional Owned Shares.
“Existing Shares” of the Covered Shareholder means the Shares that are owned of record or beneficially owned by the Covered Shareholder as of the date hereof, as set forth opposite the Covered Shareholder’s name on Schedule 1(a) hereto.
(m)          Remedies.    The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.
(n)          Facsimile Signatures.    A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
(o)          Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws to consummate and make effective the transactions contemplated hereby.
[remainder of page intentionally left blank]

              IN WITNESS WHEREOF, Parent, Sub and the Covered Shareholder have caused this Agreement to be duly executed as of the day and year first above written.
W/S PACKAGING HOLDINGS, INC.
By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Vice President and Treasurer

MONARCH MERGER CORPORATION
By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	President and Treasurer
[Signature Page to Voting and Support Agreement]

Covered Shareholder
Constantia Flexibles Holding GmbH
By:	/s/ Stephan Ph. Kühne
	Name:	Stephan Ph. Kühne
	Title:	Managing Director & CFO

By:	/s/ Martin Schneeweiß
	Name:	Martin Schneeweiß
	Title:	General Counsel

[Signature Page to Voting and Support Agreement]

Schedule 1(a)

Covered Shareholder	Existing Shares
Constantia Flexibles Holding GmbH	3,383,170
Total	3,383,170

Schedule 5(a)

Investor Rights Agreement of the Company, dated as of October 3, 2011, by and between the Company and each of the Investors listed therein
Investors’ Rights Agreement of the Company, dated as of October 31, 2017, by and between the Company and each of the Investors listed therein

EXHIBIT A
Form of
Joinder Agreement

This JOINDER AGREEMENT is made as of _____________________________, by the undersigned (the “Transferee”) pursuant to Section 2(b) of that certain Voting and Support Agreement, dated as of February [●], 2019 (as the same may be amended, supplemented or modified from time to time in accordance with its terms, the “Voting Agreement”), among [COVERED SHAREHOLDER], a [●] [ (“Transferor”), W/S Packaging Holdings, Inc., a Delaware corporation (“Parent”), and Monarch Merger Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent (“Sub”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Voting Agreement.
R E C I T A L S:
WHEREAS, Transferee intends to purchase from Transferor, and Transferor intends to sell, transfer and assign to Transferee, ________________ shares of common stock, no par value per share, of [MONARCH], an Ohio corporation (the “Transfer”);
WHEREAS, in connection with the Transfer, the Transferee is required, pursuant to Section 2(b) of the Voting Agreement, to execute this Joinder Agreement to evidence the Transferee’s agreement to be bound by the Voting Agreement; and
WHEREAS, the Transferee desires to execute this Joinder Agreement in order to so evidence its agreement to be bound by the Voting Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferee hereby agrees as follows:
1.          Effective from and after the completion of the Transfer, the Transferee shall be bound by the terms and conditions of the Voting Agreement applicable to the Covered Shareholder thereunder as though it were an original party thereto.
2.          Without limiting the foregoing, Transferee hereby represents and warrants, as of the date hereof, to Parent and Sub that the representations and warranties set forth in Section 5 of the Voting Agreement are true and correct as of the date hereof, mutatis mutandis, as applicable to the Transferee (rather than the initial Covered Shareholder) and the Covered Shares subject to the Transfer (rather than the initial Covered Shares).
3.          All notices to be furnished to the Transferee (in its new capacity as the Covered Shareholder) under the Voting Agreement shall be sent to the following address:
[insert address]
4.          This Joinder Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
[signature page follows]

IN WITNESS WHEREOF, the undersigned Transferee has duly executed this Joinder Agreement as of the date first above written.

[NAME OF TRANSFEREE]

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Joinder Agreement]